October 7, 2002

Assignment agreement between First Goldwater Resources Inc. ("Goldwater") and Micron Enviro Systems Inc. ("Micron").

This agreement shall outline the terms and conditions of the assignment of a 5% working interest and a 3.875% net revenue interest in the 12-10 Well located in Kern County, California more specifically described as the Pioneer Canal area of the Canal Oil field located in Township 30 South Range 25 East, Sections 3, 4, 9, 10.

Goldwater warrants that it is the owner of 37.325% of the 12-10 Well and it is desiring to assign to Micron a 5% Working interest and a 3.875% net revenue interest for a price of $2,500 US. Goldwater further acknowledges that that the rights being assigned include the Pulv and Olcese Prospects as outlined in the Vaughan Production Co. & Vaughan Exploration, Inc. report dated August 4, 1999 attached as exhibit "A".

Micron acknowledges that the interest in the 12-10 Well is subject to a non consent clause relating to a rework of the well dated on or about May 22, 2002. This rework was done at a cost of approximately $70,000 US and Micron will see no revenue from the 12-10 Well until the well has paid out $280,000 US.






Agreed and accepted by:                       Agreed and accepted by:





/s/ Graeme Sewell                             /s/ Bernard McDougall
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First Goldwater Resources Inc.                Micron Enviro Systems Inc.

Dated  October 8, 2002                        Dated  October 8, 2002
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